Exhibit 14.1

NOVATION COMPANIES, INC.
Code of Conduct

Approved by the Board of Directors May 8, 2014

Overview

To keep the confidence and trust of our investors, customers and the general public, each of us must approach our work with integrity and an unwavering determination to act in accordance with the law and the highest standards of ethical conduct and fair dealing in all situations. This Code of Conduct outlines Novation’s commitment to the highest degree of ethical business standards.

As a condition of employment or serving on the Board of Directors of Novation, each director, officer and employee is expected to comply with this Code of Conduct and will be held accountable if he or she fails to do so. Any violation of this Code, or any conduct that violates any law, rule, regulation, or ethical or professional norm, is subject to disciplinary action, up to and including termination of employment. Directors, officers and employees are also expected to cooperate fully with any Company audits or investigations and to answer all questions fully and truthfully. It is a violation of Company policy to intimidate or impose any other form of retaliation on any director or employee who, in good faith, reports any actual or suspected legal, ethical, or policy violation.

This Code provides the standards of conduct that guide all directors, officers and employees of Novation. All of our directors, officers and employees must conduct themselves appropriately and seek to avoid even the appearance of improper behavior. References to the “Company” refer to Novation and, where appropriate, the subsidiaries of Novation.

Conflicts of Interest and Corporate Opportunities

You are expected to devote your best efforts to the performance of your job at Novation. You are expected to use good judgment, to adhere to high ethical standards, and to avoid situations that create an actual or potential conflict between your personal interests and the interests of Novation. A conflict of interest exists when your loyalties or actions are divided between the Company’s interests and those of another such as a competitor, a supplier, a customer, a family member or yourself. Both the fact and the appearance of a conflict of interest should be avoided. If you are uncertain as to whether a certain activity, transaction, or relationship constitutes a conflict of interest, you should discuss it with your immediate supervisor, Human Resources Manager or the Chief Financial Officer for clarification.

This policy does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which you should refrain, however, include the following:

1.
Accepting personal gifts or entertainment from competitors, customers, suppliers, or potential suppliers that would be perceived as being improper or as compromising to your integrity or the integrity of Novation.

2.	Working for a competitor, supplier or customer;

3.	Engaging in self-employment in competition with the Company;

4.	Engaging in business in competition with the Company with a spouse, family member or “significant other”;

5.	Using proprietary or confidential information for personal gain or to the Company’s detriment;

6.	Having direct or indirect financial interest in another company, other than as a less-than 5% holder of a company’s publicly-traded stock;

7.	Using Company assets or labor for personal use;

8.	Acquiring any interest in property or assets of any kind for the purpose of selling or leasing it to the Company for personal benefit that would be detrimental to the Company or its shareholders;

9.	Committing the Company to give its financial or other support to any unauthorized outside activity or organization; and

10.	Obtaining a personal loan or a guaranty of a personal obligation from the Company for a director, officer, employee or one of your family members.

Personal Relationships

If you enter into a personal relationship with a subordinate employee or with an employee of a competitor, supplier, or customer, a potential conflict of interest exists that requires full written disclosure to the Company. You may not allow a personal relationship or friendship with a subordinate employee to influence your judgment in work-related matters such as hiring, promotion and compensation decisions, discipline or other matters. Furthermore, you may not allow a personal relationship or friendship with an employee of a competitor, supplier or customer to influence your decisions in dealings with our competitors, suppliers or customers. For purposes of this section, a “personal relationship” includes a relationship with your spouse, a significant other or a similar relationship.

Gifts

Should any question arise in your mind about the nature or appropriateness of any gift, the gift should be respectfully declined. If a third party would perceive the gift as being improper or as compromising to your integrity or the integrity of the Company, the gift should be respectfully declined. Any questions about whether or not to accept a gift should be reviewed with your manager.

You are prohibited to ask for, receive or agree to receive “anything of value,” for yourself or a family member, in connection with any transaction or business of the Company. Gifts of cash and/or monetary equivalents are specifically prohibited. Company sponsored rewards and incentive programs are explicitly excluded from this policy.

Outside Employment

While employees are expected to devote their full-time working efforts to the tasks for which they are employed by Novation, non-management employees may hold an outside job as long as they meet the performance standards of their job with Novation. However, if you fail to meet your performance standards, you will be subject to disciplinary action, up to and including termination of your employment with Novation. You should consider the impact outside employment might have on your health and physical well being.

Notwithstanding the foregoing, outside employment that constitutes a conflict of interest is strictly prohibited.

Confidentiality

You may be entrusted with important information about the Company’s and/or its clients’ financial condition, results of operations, competitive position, future plans or other related information which has not been made public. It is essential that the business and internal affairs of the Company and its clients be kept confidential. Company property includes not only tangible property, like desks and computers, but also intangible property such as information. Of particular importance is proprietary information and confidential information. Proprietary information includes all information obtained by you in the course of your work. Confidential information is any Company information that is not generally known to the public or the industry. Information about the Company’s plans, products, and systems is considered both proprietary and confidential, and is among the Company’s most valuable assets.

It is your responsibility to protect the Company’s confidential and/or proprietary information from release or misuse. You may not use or disclose any such information for personal gain, nor reveal it to anyone outside the Company at any time during or after your employment with Novation, without due legal process or as otherwise required by law. Any breach of security should be promptly reported to the Company’s Corporate Secretary.

Outside Directorships

Employees must obtain written approval from the Chief Executive Officer before accepting a position as a director or trustee in any outside organization, other than in the case of community charitable activities, education institutions or dissimilar family businesses. As set forth in the Corporate Governance Guidelines adopted by the Board of Directors, directors and senior executive officers must consult with the Nomination & Corporate Governance Committee of the Board of Directors (or the full Board) before accepting a directorship on the board of any public company.

Protection and Proper Use of Company Assets

You have an obligation to protect the Company’s assets (including customer and supplies lists and relationships, computer equipment and software, technology, know-how, intellectual property, trade secrets, etc.) and ensure that those assets are efficiently used. All of the Company’s assets must only be used for legitimate business purposes of the Company.

Unfair Business Practices

Novation’s commitment to high ethical standards in its business practices with customers, business partners, suppliers and competitors is reflected in our dedication to candid and forthright communications about our products and services. Unfair and deceptive business practices (e.g., manipulation, concealment, abuse of privileged information, the misrepresentation of material facts, or any other unfair dealing practice) are strictly prohibited.

Compliance with Laws, Rules and Regulations

You are prohibited from taking any action, either personally or on behalf of the Company, that will violate any law or regulation or internal policy. You are required to voluntarily update filings described in Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so that the Company’s reporting of your ownership of Company stock is accurate in its proxy statement, Form 10-K and registration statement filings.

Bribes

You may not utilize, either directly or indirectly, Company funds or property for any unlawful or improper use. No bribes or kickbacks shall be given or accepted by you to obtain or retain business, to seek preferential treatment, or for any other improper activity.

Insider Trading

The Company’s common stock is publicly held. To ensure that all investors have equal opportunity and fair advantage to make investment decisions, all Novation directors, officers and employees are subject to federal “insider trading” laws that prohibit them from buying or selling stock with advance knowledge of material, non-public Company information that is unavailable to the general public. Such information may include proposed mergers or acquisitions, earnings predictions or changes in predicted earnings, new equity or debt offerings, unreleased production numbers and new product information. Novation directors, officers and employees are also prohibited from disclosing “inside information” to others who may use the information to trade company stock. Novation has adopted an Insider Trading and Disclosure Policy applicable to directors and employees of Novation, and in addition, Novation has adopted an Insider Trading and Disclosure Policy for Designated Insiders applicable to directors and certain officers of the Company who file reports under Section 16 of the Exchange Act (“Section 16 Officer”) and other employees of the Company who have special access to insider information. If you have questions regarding either of these policies, please contact the Chief Financial Officer.

Seeking Guidance

If you are unsure of what to do in a particular situation or you question whether a situation could be a violation of Company ethical policies or otherwise be improper then you should seek guidance before you act. Guidance can be obtained from your manager, or if you feel that it is not appropriate to discuss this matter with your manager, then you should contact the Human Resources Manager, Chief Financial Officer or Internal Audit Manager.

Reporting

If you become aware of any employee, officer or director who may be in violation of this Code, or otherwise is involved in any illegal, unethical or improper action then you should report this information. You should report this information to an appropriate person. In most cases this is your manager, but if the situation involves your manager, you would prefer to report this information anonymously, or your report concerns accounting, internal accounting controls or auditing matters, you may call the Company’s Ethics Hotline (1-800-591-1137) or submit a report online via the Corporate Governance section of the Company’s website. Both the Company’s Ethics Hotline and the online reporting form are administered by a third party, and all reports made through these channels will be kept anonymous if you so choose. Any member of management who becomes aware of a violation of this Code, or any illegal, unethical or improper action by one their employees is required to report this information to the Internal Audit Manager.

Another way you may confidentially and anonymously report concerns about accounting, internal accounting controls or auditing matters is by reporting these concerns in writing to the Internal Audit Manager, who shall promptly deliver such report to the Audit Committee of the Board of Directors. The Audit Committee may also be contacted directly by U.S. mail at the following address:

The Audit Committee of the Board of Directors
Novation Companies, Inc.
2114 Central Street, Suite 600
Kansas City, MO 64108

Please see the Company’s Whistleblower Policies and Procedures for additional information.

IT IS A VIOLATION OF COMPANY POLICY TO INTIMIDATE OR IMPOSE ANY OTHER FORM OF RETALIATION (INCLUDING DEMOTION OR TERMINATION) ON ANY EMPLOYEE WHO, IN GOOD FAITH, LAWFULLY OR TRUTHFULLY REPORTS ANY ACTUAL OR SUSPECTED LEGAL, ETHICAL OR POLICY VIOLATION.
Investigations

All reports received will be investigated and appropriate action will be taken. Depending on the circumstances, reports may be forwarded to the Chief Executive Officer, the Board of Directors or the Audit Committee of the Board. We will try to maintain the anonymity and confidentiality of reports and those providing such reports. We cannot guarantee, however, the eventual anonymity or confidentiality of any such report in the event that an effective investigation requires otherwise.

Waivers From the Code

While some of our policies must be strictly adhered to and no waivers or exceptions can be allowed, in other cases, they may be possible. For example, a minor conflict of interest may be resolved simply by disclosure of the conflict to all interested parties. If you believe that a waiver, exception or modification to any of our policies is appropriate in your case, you should contact your manager. If your manager agrees that that an exception is appropriate, the waiver, exception or modification must be forwarded to the Chief Executive Officer for approval. The Human Resources Manager is responsible for maintaining a record of all requests for waivers, exceptions and the disposition of these requests.

No waiver or exception of compliance with this Code by a Section 16 Officer or a director of the Company shall be considered or granted except as provided by the Board of Directors. Any waiver from this Code that is granted by the Board along with reasons for such waiver shall be promptly disclosed to shareholders within four business days by filing a current report on Form 8-K with the Securities and Exchange Commission, or in cases where a Form 8-K is not required, by distributing a press release or disclosing on the Company’s website.

Disciplinary Action

Any violation of this Code, or any conduct that violates any law, rule, regulation, or ethical or professional norm, is subject to disciplinary action, up to and including termination of employment. You are also expected to cooperate fully with any Company audits or investigations and to answer all questions fully and truthfully.

Administration of This Code

A committee consisting of the Company’s legal counsel, Human Resources Manager, Internal Audit Manager, and others as the Chief Executive Officer may direct, shall meet at least annually to review the administration of this Code, and recommend to the Chief Executive Officer any amendments that may be necessary to assure its continued effectiveness, communication and enforcement. Any amendments, following approval by the Board of Directors, shall be communicated to all employees, officers and directors. The most updated version of this Code can be found in the Corporate Governance section of the Company website.

Responsibility for Disclosure.
Novation’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer are subject to the following additional specific policies:
1.    They are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that Novation files with, or submits to, the Securities and Exchange Commission and in other public communications made by Novation. Accordingly, it is their responsibility to promptly bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by Novation in its public filings or communications and otherwise assist the Disclosure Committee in fulfilling its responsibilities.
2.    They must promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect Novation’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Novation’s financial reporting, disclosures or internal controls.